Exhibit 99.1

NUTRISYSTEM, INC. REPORTS FOURTH QUARTER

AND YEAR END RESULTS FOR 2004

  Company Provides Improved Guidance on First Quarter 2005 Results

  Expects 2005 Revenue To Be Up Over 100%

Horsham, PA -- February 23, 2005--NutriSystem, Inc. (AMEX:NSI - news), a leading provider of weight management and fitness products and services, today announced results for the fourth quarter and full year of 2004.

"2004 was a pivotal year for us," said Michael J. Hagan, Chairman and Chief Executive Officer. "We'll look back on 2004 as a turning point in our business. We proved that NutriSystem can show dramatic revenue and customer growth, and the growth can be achieved profitably."

For the year ended December 31, 2004, NutriSystem reported revenues of $37,996,000, up 68% from the $22,575,000 in revenues generated in 2003. In 2004, NutriSystem generated net income of $1,019,000 ($0.03 per diluted share). In 2003, NutriSystem generated net income of $812,000 ($0.03 per diluted share), which included a $3,397,000 income tax benefit for the period.

"Our Direct channel revenues reached $30,798,000 in 2004, a 109% increase from 2003," indicated James D. Brown, Chief Financial Officer. "We also improved from a $2,485,000 operating loss in 2003 to an operating income of $1,529,000 in 2004."

For the fourth quarter ended December 31, 2004, revenues were $7,880,000, up 88% from $4,198,000 recorded in the same period of 2003. NutriSystem reported a net loss for the fourth quarter of 2004 of $605,000 ($0.02 per diluted share), as compared to a net loss of $1,712,000 ($0.06 per diluted share) for the fourth quarter of 2003.

Fourth quarter 2004 results included about $800,000 in production and talent costs for an infomercial and short form television advertisements that were charged to expense when they first aired in late December. Fourth quarter 2003 results included $471,000 in new program development expenses, a $529,000 write-off of old program inventory and packaging recorded in cost of sales, and $751,000 in marketing expenses associated with the launch of the NutriSystem Nourish program.

"Fourth quarter revenues for our Direct channel increased 127% year-over-year," reported Mr. Brown, Chief Financial Officer. "We added about 13,320 new customers in that channel, a better than 150% increase from roughly 5,150 new customers in the fourth quarter 2003. We generated that growth with almost identical $1 million media buys in each quarter. In the fourth quarter of 2004 the bulk of our media spending, more than 70%, occurred in the last 12 days of the year, which we believe contributed to a strong start to 2005."

First Quarter 2005 and Full Year Outlook

For the first quarter of 2005, the Company estimates that revenues will be in the range of $28 million to $30 million, and operating income will be in the range of $3.2 million to $3.6 million. Using the low end of the ranges, this represents growth of approximately 110% in revenues and approximately 160% in operating income, compared to the first quarter 2004. Further, the Company expects to add at least 55,000 new customers in the first quarter of 2005, which represents an increase of approximately 185% as compared to the first quarter of the prior year.

For the full year 2005, the Company believes revenues will grow in excess of 100% and operating income will grow at least 400% and be at least 10% of revenues. The Company's guidance does not include any impact from FASB Statement 123R, which would require all companies to expense stock options beginning in the third quarter of 2005.

"We're pleased with the 2004 revenue growth of 68%," said Hagan, "and we're more excited that our growth goals for 2005 are accelerating.

"With the turnaround basically complete, NutriSystem can now set its sights on recapturing its position as one of the preeminent players in the weight management industry," continued Hagan. "We believe that the momentum we've demonstrated in our business proves that today's dieter demands a solution that's effective, simple and affordable. Those three attributes personify our NutriSystem Nourish program."

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)
	Three Months Ended December 31 -------------------------------		Year Ended December 31 -------------------------------
	2004	2003	2004	2003
REVENUES	$ 7,880	$ 4,198	$ 37,996	$ 22,575
COSTS AND EXPENSES
Cost of revenues	4,427	3,342	21,612	14,870
Marketing	2,398	1,590	7,548	3,539
General and administrative	2,136	1,788	7,039	5,829
New program development	--	471	--	599
Depreciation and amortization	72	46	268	223
	9,033	7,237	36,467	25,060
Operating income (loss)	(1,153)	(3,039)	1,529	(2,485)
OTHER INCOME	134	--	134	--
EQUITY IN LOSSES OF AFFILIATE	--	(47)	--	(157)
INTEREST INCOME, net	12	15	36	57
Income (loss) before income taxes	(1,007)	(3,071)	1,699	(2,585)
INCOME TAXES	(402)	(1,359)	680	(3,397)
Net income (loss)	$ (605)	$ (1,712)	$ 1,019	$ 812

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$ (0.02)	$ (0.06)	$ 0.03	$ 0.03

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	29,837	28,469	29,206	26,733
Diluted	32,095	28,469	31,842	27,064

The costs and expenses for the three and twelve months ended December 31, 2003 have been reclassified to conform to the current presentation.